M. H. MEYERSON & CO., INC.
                                 FOUNDED IN 1960
                         BROKERS & DEALERS IN SECURITIES
                                  UNDERWRITERS

                              NEWPORT OFFICE TOWER
        525 WASHINGTON BLVD. o P. O. BOX 260 o JERSEY CITY, NJ 07303-0260
       201-459-9500 o 800-888-8118 o fax 201-459-9521 o www.mhmeyerson.com


Mr. Joseph Chicco, Esq.
Ms. Anna E. Gluskin, President
Chief Executive Officer
Generex Pharmaceuticals Inc.
1515 Market Street, 9th Floor
Philadelphia, PA 19102

Dear Mr. Chicco and Ms. Gluskin:

THIS AGREEMENT (the "AGREEMENT") is made as of November 17, 1998 between Generex Biotechnology Corporation ("GENEREX ") and M. H. Meyerson & Co., Inc. ("MEYERSON").

     In consideration of the mutual covenants contained herein and intending to be legally bound thereby, GENEREX and MEYERSON hereby agree as follows:

    1. MEYERSON will perform investment banking services, on a non-exclusive basis, for GENEREX on the terms set forth below for a period of five years from the date hereof, subject to early termination pursuant to paragraph 17 below. Such services will be performed on a best efforts basis and will include, without limitation, advising GENEREX with respect to mergers, acquisitions, and internal capital structuring and the placement of new debt and equity issues of GENEREX, all with the objective of accomplishing GENEREX's business and financial goals. In each instance, MEYERSON shall endeavor, subject to market conditions, to assist GENEREX in identifying corporate candidates for mergers and acquisitions and sources of private and institutional funds; to provide planning, structuring, strategic and other advisory services to GENEREX; and, at the request of GENEREX, to assist in negotiations on behalf of GENEREX. In each instance, MEYERSON will render such services as to which GENEREX and MEYERSON mutually agree and MEYERSON will exert its best efforts to accomplish the goals agreed to by MEYERSON and GENEREX.

    2. In connection with the performance of this AGREEMENT, MEYERSON and GENEREX shall comply with all applicable laws and regulations, including, without limitation, those of the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission.

    3. a) In consideration of the services previously rendered and to be rendered by MEYERSON hereunder, MEYERSON is hereby granted five-year Warrants to purchase, at a price of $10.00 per share, a total of 300,000 shares of Common Stock of GENEREX with demand and piggy back registration rights as set forth in paragraph 4 below. Such Warrants ("MEYERSON Warrants") may be exercised at any time from the time that such Warrants vest to and including November 17, 2003. The MEYERSON Warrants shall vest as follows: 150,000 Warrants shall vest immediately upon the signing of this AGREEMENT and the remaining 150,000 Warrants shall vest on May 17, 1999. After 18 months from the date of this AGREEMENT, MEYERSON shall have, at MEYERSON's discretion, both a cashless exercise option to exercise the Warrants and rights of registration as described in paragraph 4 below. If the cashless exercise option is exercised, it would be accomplished by surrendering the vested Warrants and replacing them with the equivalent of shares that may be sold under Rule 144. The amount of shares of common stock of GENEREX to be issued will be based on the fair market value per share on the date of exercise and shall be valued at the average of the daily closing price for the five consecutive trading days immediately preceding the date of exercise. The presentation of a copy of this AGREEMENT by MEYERSON, together with a request that part or all of the Warrant be exercised and a direction that the appropriate number of shares be withheld to pay the exercise price, shall be deemed to be the surrender of such number of shares for purposes of exercising the cashless exercise option.

       b) Unless a registration statement under the Securities Act of 1933
          (the "1933 Act") covering the shares issuable upon exercise of the MEYERSON Warrants (the "MEYERSON SHARES") is in effect at the time such Warrants are exercised, the MEYERSON SHARES will be "restricted securities", as that term is defined in Rule 144 under the 1933 Act, and will be legended accordingly. MEYERSON acknowledges and agrees that it will not make any resale or other transfer of any MEYERSON SHARES that are Restricted Securities except in compliance with Rule
          144. If some or all of the MEYERSON Warrants are assigned pursuant to paragraph 16 below, any assignee attempting to exercise MEYERSON Warrants shall furnish to GENEREX such undertakings, confirmations and information as GENEREX may reasonably require in order to assure compliance with the 1933 Act and other securities laws applicable to the issuance of restricted securities to such assignees. No exercise of MEYERSON Warrants by an assignee of MEYERSON shall be effective unless and until this requirement is satisfied.

    4. a) In addition to the exercise format described in paragraphs 3 a) and b) above, an additional registration route may also be available to MEYERSON, at their sole discretion, which is as follows: during the period from May 17, 2000 to November 17, 2003, the holders of at least 51% of: (i) the MEYERSON Warrants not then exercised; and (ii) MEYERSON SHARES previously issued upon exercise of any of the MEYERSON Warrants (hereinafter, collectively, the "MEYERSON EQUITY",) may demand, on one occasion only, that GENEREX at GENEREX's expense, promptly file a Registration Statement under the Securities Act of 1933, as amended ("ACT"), to permit a public offering of the MEYERSON SHARES. Additionally, if GENEREX during the period from May 17, 2000 to November 17, 2003, files a Registration Statement covering the sale of any of GENEREX's common stock, then GENEREX on each such occasion, at the request of the holders of at least 51% of the shares and warrants constituting the MEYERSON EQUITY, shall include in any such Registration Statement, at GENEREX`s expense, the MEYERSON SHARES, provided that, if the sale of securities by GENEREX is being made through an underwriter and the underwriter objects to inclusion of the MEYERSON SHARES in the Registration Statement, the MEYERSON SHARES shall not be so included in the Registration Statement or in any registration statement filed within 90 days after the effective date of the underwritten Registration Statement.

       b) Notwithstanding anything to the contrary in paragraph 4(a) above, the demand registration rights provided for in paragraph 4(a) shall be suspended and may not be exercised (i) at any time (A) that a registration statement for a primary offering of GENEREX securities (a "GENEREX registration statement") is pending under the 1933 Act or (B) that GENEREX

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

          is in the process of preparing and filing a GENEREX registration statement pursuant to a letter of intent with an underwriter, or (ii) within ninety (90) days following the effectiveness of a GENEREX registration statement. The maximum period of time during which the demand registration rights provided for in paragraph 4(a) shall be suspended on any single occasion under this paragraph 4(b) shall not exceed the earlier of (i) 135 days, or (ii) 90 days following the effectiveness of a GENEREX registration statement.

    5. In the event that GENEREX fails to honor the exercise by MEYERSON of any vested warrants as set forth herein, by failing to deliver the certificates(s) for the underlying shares of common stock to MEYERSON within 10 days after the effective exercise thereof, then MEYERSON may take legal action, without further notice to GENEREX to obtain such underlying shares, and GENEREX agrees to pay all damages, costs and expenses incurred by MEYERSON, including reasonable attorneys' fees. In addition to any other damages sustained by MEYERSON as a result of GENEREX`s failure to honor such exercise, including any diminution in the value of the underlying shares over time, GENEREX agrees that it will pay MEYERSON interest, at the average prime rate based on New York City banking levels for the prior six months, on the market value of the underlying shares as of the 10th day after the exercise, for the period beginning on the 10th day after the exercise and ending on the day the certificates for the underlying shares are received by MEYERSON.

    6. If GENEREX should, at any time, or from time to time hereafter, effect a stock split, a reverse stock split, a business combination, a recapitalization or merger, the terms of the MEYERSON Warrants shall be proportionately adjusted to prevent the dilution or enlargement of the rights of the MEYERSON interest except to the extent of, and in proportion to, any dilution or enlargement in the interests of holders of GENEREX common stock resulting from such event or action.

    7. The obligation of GENEREX to register the MEYERSON SHARES, including the shares issuable upon exercise of the MEYERSON Warrants, pursuant to the demand or the piggy back registration rights set forth in paragraph 6 above, shall be without regard to whether the MEYERSON Warrants have been or will be exercised.

    8. GENEREX agrees that, for a period of two (2) years from the date of this AGREEMENT GENEREX will not issue, without the consent of MEYERSON, which consent will not be unreasonably withheld, any security or right that can be converted into or exercised to purchase GENEREX securities at a price or ratio that is not "fixed" but rather is to be determined at the time of exercise or otherwise in the future based upon the market price of GENEREX securities.

    9. This AGREEMENT constitutes the entire Warrant Agreement between the parties and when a copy hereof is presented to GENEREX's transfer agent, together with a request that all or part of the MEYERSON Warrant be exercised and a certified check in the proper amount or a direction, pursuant to the cashless exercise option, that shares be withheld to pay for the exercise, the certificates for the appropriate number of shares of Common Stock shall be promptly issued.

   10. Upon the execution of this AGREEMENT, GENEREX shall include in its next annual report and filings the highlights and terms of this investment banking AGREEMENT. Except for such disclosure, no public announcement or other disclosure of the parties' agreement hereunder shall be made, except (a) by MEYERSON in connection with its release of any research report or recommendation relating to GENEREX, and (b) by

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

          GENEREX if such disclosure is required, in its counsel's opinion, in any public filing or other disclosure.

   11. Upon the signing of this AGREEMENT, GENEREX shall pay MEYERSON $10,000 as a non-accountable and non-refundable expense allowance for due diligence and general compliance review. In addition, if GENEREX consummates a financing, merger, acquisition or other transaction that is initiated by MEYERSON, the parties anticipate that MEYERSON will receive "success fees", "transaction fees" or "commissions", provided, that no additional compensation will be due or payable to MEYERSON in respect of any such transaction or service unless MEYERSON and GENEREX have agreed in writing that the transaction or service in question is one for which MEYERSON will receive additional compensation. The amount of additional compensation to be paid in such cases shall be negotiated in good faith by MEYERSON and GENEREX, but shall not exceed usual and customary investment banker/broker-dealer compensation for comparable transactions and services. In addition, MEYERSON shall be reimbursed by GENEREX for any reasonable out-of-pocket expenses that MEYERSON may incur in connection with rendering any service to or on behalf of GENEREX that is approved, in writing, in advance by GENEREX's Chief Executive Officer.

   12. GENEREX agrees to indemnify and hold MEYERSON and its directors, officers and employees harmless from and against any and all losses, claims, damages, liabilities, costs or expenses arising out of any action or cause of action brought against MEYERSON in connection with its rendering services under this AGREEMENT except for any losses, claims, damages, liabilities, costs or expenses resulting from any violation by MEYERSON of applicable laws and regulations including, without limitation, those of the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission or any state securities commission or from any act of MEYERSON involving willful misconduct and except that GENEREX shall not be liable for any amount paid in settlement of any claim that is settled without its prior written consent.

   13. MEYERSON agrees to indemnify and hold GENEREX and its directors, officers and employees harmless from and against any and all losses claims, damages, liabilities, costs or expenses resulting from any violation by MEYERSON of applicable laws and regulations including, without limitation, those of the National Association of Securities Dealers, Inc., the Securities and Exchange Commission or any state securities commission or from any act of MEYERSON involving willful misconduct.

   14. Within 90 days of the date of this AGREEMENT, a representative of MEYERSON will visit the corporate headquarters of GENEREX. GENEREX will submit to MEYERSON a current business plan setting forth how GENEREX plans to proceed over the next two (2) years.

   15. Nothing contained in this AGREEMENT shall be construed to constitute MEYERSON as a partner, employee, or agent of GENEREX; nor shall either party have any authority to bind the other in any respect, it being intended that MEYERSON is, and shall remain an independent contractor.

   16. This AGREEMENT may not be assigned by either party hereto, except that MEYERSON may assign any or all of its Warrants to its employees, and shall be interpreted in accordance with the laws of the State of New Jersey applicable to agreements negotiated, entered into, and performed wholly within the State of New Jersey, and shall be binding upon the successors of the parties.

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


   17. a) This AGREEMENT, and the parties' rights and obligations hereunder, are subject to early termination, as follows:

          (i)   GENEREX may terminate this AGREEMENT at any time, without cause;

          (ii) MEYERSON may terminate this AGREEMENT on or prior to May 17, 1999, if GENEREX breaches any of its agreements or undertakings herein; and

          (iii) MEYERSON may terminate this AGREEMENT at any time after May 17, 1999, without cause.

       b) Upon termination of this AGREEMENT:

          (i) MEYERSON Warrants which are not vested at the time of termination shall be canceled without the necessity of any further action by GENEREX, and shall be of no further force or effect;

          (ii) MEYERSON Warrants which are then vested shall remain outstanding, and the holders of such Warrants and any MEYERSON SHARES issued on the exercise of MEYERSON Warrants shall retain all of their rights relating thereto, including the registration rights provided for in paragraphs 4(a) and 4(b) above;

          (iii) MEYERSON's rights to receive additional compensation pursuant to paragraph 11 above in respect of any pending or completed transaction or service shall survive such termination; and

          (iv) The parties' respective rights under paragraphs 12 and 13 above shall survive such termination.

   18. If any paragraph, sentence, clause or phrase of this AGREEMENT is for any reason declared to be illegal, invalid, unconstitutional, void or unenforceable, all other paragraphs, sentences, clauses or phrases hereof not so held shall be and remain in full force and effect.

   19. None of the terms of this AGREEMENT shall be deemed to be waived or modified except by an express agreement in writing signed by the party against whom enforcement of such waiver or modification is sought. The failure of either party at any time to require performance by the other party of any provision hereof shall, in no way, affect the full right to require such performance at any time thereafter. Nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

   20. Any dispute, claim or controversy arising out of or relating to this AGREEMENT, or the breach thereof, shall be settled by arbitration in Jersey City, New Jersey, in accordance with the Commercial Arbitration Rules of the American Arbitration. The parties hereto agree that they will abide by and perform any award rendered by the arbitrator(s) and that judgment upon any such award may be entered in any Court, state or federal, having jurisdiction over the party against whom the judgment is being entered. Any arbitration demand, summons, complaint, other process, notice of motion, or other application to an arbitration panel, Court or Judge, and any arbitration award or judgment may be served upon any party hereto by registered or certified mail, or by personal service, provided a reasonable time for appearance or answer is allowed.

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

   21. For purposes of compliance with laws pertaining to potential inside information being distributed unauthorized to anyone, all communications regarding GENEREX`s confidential information should only be directed to Martin H. Meyerson, Chairman, Michael Silvestri, President, or Joseph Messina, Vice President, Compliance. If information is being faxed, our confidential compliance fax number is
          (201) 459-9534 for communication use.

     IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the day and year set forth above.

M. H. Meyerson & Co., Inc.                 Generex Biotechnology Corporation




By: ______________________________     By: _____________________________________
    Michael Silvestri                      Anna E. Gluskin
    President                              President and Chief Executive Officer